Exhibit 10.52
THIRD AMENDMENT TO THE WATERS CORPORATION
1996 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
     WHEREAS, Waters Corporation (the “Company”) has established and maintains a deferred compensation plan for the benefit of non-employee directors of the Company entitled the Waters Corporation 1996 Non-Employee Director Deferred Compensation Plan (the “Plan”).
     WHEREAS, the Company deems it necessary and/or advisable to make certain administrative changes to the Plan.
     NOW, THEREFORE, in accordance with the power of amendment contained in Section 6 of the Plan, the Company having heretofore taken all necessary action to amend the Plan, the Plan is hereby amended, as follows, effective as provided herein:
1.	Effective January 1, 2007, Subparagraph 2(h) of the Plan is hereby amended to read in its entirety as follows:

“‘Fees Payment Date’ shall mean the last business day for the Company of each fiscal quarter in which the Director’s Fees were earned.”

2.	Effective January 1, 2005, Subparagraph 4(a) of the Plan is hereby amended to read in its entirety as follows:
(i) With respect to amounts deferred prior to January 1, 2005, a Participant may elect to defer receipt of all (but not less than all) of his or her Fees by filing the appropriate election form with the Corporate Secretary at least six (6) months before the Fees Payment Date to which the election applies. A Participant may amend or terminate an election under the Subparagraph 4(a) by written notice to the Corporate Secretary. Such amendment or termination shall be effective for Fees payable no earlier than six (6) months from the date of delivery of such notice to the Corporate Secretary. Such amendment or termination shall not affect the time or manner of payment of previously deferred Fees. Notwithstanding the foregoing, no deferral shall be permitted to the extent prohibited by applicable law.
(ii) With respect to amounts deferred on or after January 1, 2005, a Participant may elect to defer receipt of all (but not less than all) of his or her Fees by filing the appropriate form with the Company by December 31 of the year prior to the calendar year in which the Fees will be earned. In the case of a new Director, an election to defer Fees must be filed within 30 days after the commencement of the Director’s service and shall apply only to fees for service after the date of such election. Any deferral election under this Subparagraph 4(a) is irrevocable during any calendar year for which it is in effect and may not be amended or terminated.”
3.	Effective January 1, 2005, Subparagraph 4(b) of the Plan is hereby amended to read in its entirety as follows:
(i) With respect to amounts deferred before January 1, 2005, and subject to Subparagraph 4(h), a Participant may elect to defer receipt of Fees until (i) a specified date at least six (6) months in the future or (ii) cessation of the Participant’s service as a member of the Board of Directors.
(ii) With respect to amounts deferred on or after January 1, 2005, and subject to Subparagraph 4(h), a Participant may elect to defer receipt of Fees until (i) a specified future date (but no earlier than the first day of the second year following the year of deferral) or (ii) cessation of the Participant’s service as a member of the Board of Directors. A Participant may only make a change to the election in this Subparagraph 4(b) at least 12 months prior to the originally scheduled date of first payment and such election must delay payment at least five years from the originally scheduled payment date. Provided, however, that a Participant may not elect to accelerate a payment.”
4.	Effective January 1, 2007, the first sentence of the first paragraph of Subparagraph 4(e)(i) of the Plan is hereby amended to read in its entirety as follows:

“If the Participant elects his or her Fees to be deemed invested in Common Stock Units, such amounts shall be credited to his or her Account in the following manner. On the Fees Payment Date to which the deferral applies, the amount deferred shall be converted into a number of Common Stock Units by dividing the amount of Fees payable by the average Stock Price of the Company’s Common Stock for the fiscal quarter ending on the Fees Payment Date.”

5.	Effective January 1, 2007, the second sentence of Subparagraph 4(e)(ii) of the Plan is hereby amended to read in its entirety as follows:

“Interest shall be credited thereon from the date such cash is received to the last date of each fiscal quarter, at a rate per annum (computed on the basis of a 360 day year and a 90 day quarter) equal to the sum of (1) the “prime rate” announced by Bank of America as in effect on the January 1st of the year in which the Fees are earned, plus (2) 50 basis points.

6.	Effective January 1, 2005, Subparagraph 4(f)(ii) of the Plan is hereby amended to read in its entirety as follows:

“if a Participant has elected to defer his or her Fees until cessation of his or her service as a member of the Board of Directors, whether the termination is due to resignation, retirement, disability, death or otherwise, payment shall be made or shall commence, as the case may be, within thirty (30) days after the final Fees Payment Date; and”

7.	Effective January 1, 2005, the last sentence of Subparagraph 4(h)(iii) of the Plan is hereby amended to read in its entirety as follows:

“Cash shall be paid to a Participant in lieu of a fractional share, determined by reference to the Stock Price on the date as of which the distribution event occurs.”

8.	Effective January 1, 2007, Section 5 of the Plan is amended to read in its entirety as follows:

“The Compensation Committee of the Board of Directors (the “Committee”) shall administer the Plan; provided, however, that at any time and on any one or more occasions the Board of Directors may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee shall have plenary authority in its discretion to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to it; to determine the terms of Fees deferral agreements executed and delivered under the Plan, including such terms and provisions as shall be requisite in the judgment of the Committee to conform to any change in any law or regulation applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee’s determination on the foregoing matters shall be conclusive.”

9.	Effective January 1, 2007, the first sentence of Section 6 of the Plan is amended to read in its entirety as follows:

“The Committee may at any time terminate the Plan or make such modification or amendment of the Plan as it shall deem advisable; provided, however, that no amendment may be made, without the approval by the holders of Common Stock, which would (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the maximum number of shares reserved for issuance under the Plan, or (iii) amend the requirements as to the class of persons eligible to participate in the Plan and, provided further, that no modification or amendment of the Plan shall reduce any amount already credited to a Participant’s Account as of the effective date of such modification or amendment.”

10.	Effective January 1, 2005, Section 10 of the Plan is amended by adding at the end thereof the following paragraph to read in its entirety as follows:

“Notwithstanding anything herein to the contrary, the parties intend that no amount payable to Participants hereunder shall be subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended, and this Plan shall be interpreted and administered accordingly.”
     IN WITNESS WHEREOF, the Company has caused this amendment to be signed on its behalf by its duly authorized representative this 12th day of April, 2007.

WATERS CORPORATION
By:	/s/ Elizabeth B. Rae
Its: Corporate Vice President, Human Resources